                                                              Exhibit 99(a)(iii)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 11-K

                         ------------------------------

               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For the Fiscal Year Ended December 29, 2002

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

Commission File Number 1-3215

                         ------------------------------

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES

                            (Full title of the Plan)

                                JOHNSON & JOHNSON
                           ONE JOHNSON & JOHNSON PLAZA
                         NEW BRUNSWICK, NEW JERSEY 08933

           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4. Financial Statements and Exhibits

         Report of Independent Accountants

         Financial Statements:

            Statements of Net Assets Available for Benefits as of December 31, 2002 and 2001

            Statement of Changes in Net Assets Available for
            Benefits for the Year Ended December 31, 2002

         Notes to Financial Statements

Schedules required by Section 2520.103.10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Consent of PricewaterhouseCoopers LLP, dated June 24, 2003

Certification of Plan Administrator Pursuant to Section 906 of the Sarbanes-Oxley Act, dated June 26, 2003

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 JOHNSON & JOHNSON SAVINGS PLAN
                                                 FOR UNION REPRESENTED EMPLOYEES

                                                 By: /s/ R. J. Darretta
                                                     ---------------------------
                                                     R. J. Darretta
                                                     Chairman, Pension Committee
June 26, 2003

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES

                              FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2002 AND 2001
                             AND FOR THE YEAR ENDED
                                DECEMBER 31, 2002

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

INDEX TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2002 AND 2001 AND FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                                     PAGE(S)
Report of Independent Accountants                                                       1

Financial Statements:

   Statements of Net Assets Available for Benefits
     As of December 31, 2002 and 2001                                                   2

   Statement of Changes in Net Assets Available for
     Benefits for the Year Ended December 31, 2002                                      3

Notes to Financial Statements                                                         4 - 9

Consent of PricewaterhouseCoopers LLP, dated June 24, 2003                              10

Certification of Plan Administrator Pursuant to
Section 906 of the Sarbanes-Oxley Act, dated June 26, 2003                              11

Schedules required by Section 2520.103.10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants, the Pension Committee and the Compensation & Benefits Committee of the
Johnson & Johnson Savings Plan for
Union Represented Employees:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Johnson & Johnson Savings Plan for Union Represented Employees (the "Plan") as of December 31, 2002 and 2001 and the changes in net assets available for benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

June 19, 2003

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2002 AND 2001

                                                                                  2002            2001
ASSETS
  Interest in Johnson & Johnson Savings Plan Trust, at fair value             $ 35,207,706    $ 38,364,735
                                                                              ------------    ------------

    Net assets available for benefits                                         $ 35,207,706    $ 38,364,735
                                                                              ============    ============

                        See Notes to Financial Statements

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2002

ADDITIONS
  Additions to net assets attributed to
    Investment Income
      Interest                                                                $    178,635
      Dividends                                                                    442,448

  Contributions
    Employee contributions                                                       2,792,302
    Employer contributions                                                         695,215
                                                                              ------------

    Total additions                                                              4,108,600
                                                                              ------------

DEDUCTIONS
  Deductions from net assets attributed to
    Net depreciation in fair value of investments                                4,027,923
    Payments to participants                                                     3,111,270
    Administrative expenses                                                        126,436
                                                                              ------------

      Total deductions                                                           7,265,629
                                                                              ------------

      Net decrease                                                              (3,157,029)

NET ASSETS AVAILABLE FOR BENEFITS
  Beginning of year                                                             38,364,735
                                                                              ------------

  End of year                                                                 $ 35,207,706
                                                                              ============


                        See Notes to Financial Statements

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

1.       DESCRIPTION OF THE PLAN

         GENERAL

         The Johnson & Johnson Savings Plan for Union Represented Employees (the "Plan") is a participant directed defined contribution plan which was established on January 1, 1993 by Johnson & Johnson ("J&J" or the "Company"). The Plan was designed to enhance the existing retirement program of eligible employees covered under collective bargaining agreements with the Company. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained in the Johnson & Johnson Savings Plan Master Trust (the "Trust") and transactions therein are executed by the trustee, State Street Trust Company ("State Street"). The Plan's interest in the Johnson & Johnson Savings Plan Master Trust is allocated to the Plan based upon the total of each participant's share of the Trust.

         CONTRIBUTIONS

         In general, full-time employees represented by a bargaining unit participating in the Plan with at least one year of eligibility service can contribute to the Plan.

         Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of participants. Participating employees may contribute a minimum of $0.16 per hour up to a maximum of $2.40 per hour of the first forty hours worked in each payroll week, depending on the negotiated contract rate. All contributions are on a pre-tax basis and may not exceed $11,000 and $10,500 in 2002 and 2001, respectively.

         Participant contributions are invested in any of the four investment funds offered by the Plan at the direction of the participating employees.

         After one year of eligible service, the Company contributes to the Plan out of current or accumulated profits, an amount equal to 25% or 50% of the employee directed contributions on the first $0.16 to $1.20 per hour (depending on the negotiated collective bargaining agreement), directly into the J&J Stock Fund. Beginning in 2002, participants have the option to elect that the Company matching contribution be invested in the current investment fund mix chosen by the participant.

         INVESTMENTS

         Participants have the option to invest in any one of four investment funds offered by the Plan, which include the Fixed Interest Fund, J&J Stock Fund, U.S. Government Securities Fund and the Diversified Equity Fund. Beginning in 2002, participants may transfer all or a portion of their accumulated Company matching contribution into the Plan's other investment funds. The trustee reinvests all investment income.

         VESTING

         A participant's plan account, including participant contributions, company contributions and earnings thereon, is always fully vested. As a result, there are no forfeitures under the Plan.

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

         PAYMENT OF BENEFITS

         Benefits are paid to participants upon termination, retirement, long-term disability or death. Participants can elect to defer payment until age 65. Distributions are paid in a lump sum payment for all fund balances.

         A participant's account may be distributed to their beneficiaries upon the participant's death in the same manner described for participants.

         Participants may withdraw pre-tax and post-tax contributions only upon meeting certain hardship conditions. Participants are entitled to benefits provided by contributions (Company and participant) and investment earnings thereon, including realized and unrealized gains and losses, which have been allocated to the participant's account balance. Participants have the option of receiving all or part of their balance in the Johnson & Johnson Common Stock Fund as either cash or in shares of Johnson & Johnson common stock (plus cash for fractional shares) for distributions other than a hardship.

         ADMINISTRATIVE EXPENSES

         All third party administrative expenses are paid by the Plan, except the cost of entering into new investment vehicles, which are primarily paid by the Company.

         TERMINATION

         The Company fully intends to continue the Plan indefinitely, but reserves the exclusive right to amend, change, suspend, or terminate the Plan at any time for any reason. In the event that the Plan is terminated, all Plan funds must be used exclusively for the benefit of the Plan participants.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF ACCOUNTING

         The financial statements of the Plan are prepared under the accrual method of accounting in accordance with generally accepted accounting principles in the United States of America.

         INVESTMENT VALUATION AND INCOME RECOGNITION

         The Plan's interest in the Savings Master Trust is stated at fair value. Generally, it represents securities traded on a national securities exchange, which are valued at the last reported sales price on the last business day of the year. Benefit responsive guaranteed and synthetic investment contracts are recorded at contract value, which approximates fair value (Note 5).

         As the investment funds contain various underlying assets such as stock and short-term investments, the participant's fund balance is reported in units of participation, which allows for immediate transfers in and out of the fund. The purchase or redemption price of the units is determined by the trustee, based on the current market value of the underlying assets of the funds. The fund's net asset value is the value of a single unit, which is computed by adding the value of the fund's investments, cash and other assets, and subtracting liabilities, then dividing the result by the number of units outstanding.

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

         Purchases and sales of securities are recorded on a trade-date basis. Gains and losses on the sale of investment securities are determined on the average cost method. Dividend income is recorded on the ex-dividend date. Interest income is recorded as earned on an accrual basis.

         NET APPRECIATION (DEPRECIATION)

         The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of investments, which consists of unrealized appreciation (depreciation) of the underlying investments and realized gains and losses on sales of investments.

         PAYMENT OF BENEFITS

         Benefits are recorded when paid.

         USE OF ESTIMATES

         The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and when applicable disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         RISK AND UNCERTAINTIES

         The Plan provides for various investment options in funds, which can invest in a combination of equity and fixed income securities. Investments are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in risks in the near term would materially affect participant's account balances and the amounts reported in the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

3.       INVESTMENTS

         The following investments represent 5% or more of the Plan's net assets.

                                                                   AS OF DECEMBER 31,
                                                                  2002            2001
Johnson & Johnson Stock Fund*                                 $ 26,843,590    $ 28,931,215
Diversified Equity Fund                                          4,128,028       5,761,251
Fixed Interest Fund                                              2,997,592       2,460,540

* Non-participant directed

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

         During 2002 the Plan's investments, including gains and losses on investments bought and sold as well as held during the year, depreciated in value as follows:

Equities                                                               $ (1,460,627)
Johnson & Johnson Stock Fund                                             (2,567,296)
                                                                       ------------

                                                                       $ (4,027,923)
                                                                       ============

4.     NON-PARTICIPANT DIRECTED INVESTMENTS

         Beginning in 2002, the Johnson & Johnson Stock Fund is fully participant directed. The 2001 balance in the Johnson & Johnson Stock Fund includes participant directed and non-participant directed investments. Information about the net assets and the significant components of the changes in the net assets relating to this fund is as follows:

                                                                                    AS OF DECEMBER 31,
                                                                            2002                 2001
Net assets
  Johnson & Johnson Stock Fund                                         $  26,843,590         $ 28,931,215
                                                                       =============         ============

                                                                                               FOR THE
                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
                                                                                                 2002
Changes in net assets
  Contributions                                                                              $  2,559,206
  Investment income                                                                               395,897
  Net depreciation in fair value                                                               (2,567,296)
  Benefits paid to participants                                                                (2,387,596)
  Administrative expenses                                                                        (106,721)
  Intraplan transfers                                                                              18,885
                                                                                             ------------

                                                                                             $ (2,087,625)
                                                                                             ============

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

5.       INVESTMENTS IN SAVINGS PLAN TRUST

         The investments in the U.S. Government Securities, Fixed Interest, J&J Stock and the Diversified Equity Funds are included in the Savings Plan Trust. The Trust also includes other funds not part of the Plan. The Trust's net assets, income, and expenses are allocated to the Plan based on the total of each participant's share of the four funds of the Trust included in the Plan. The Plan holds approximately 0.92% and 0.95% of the Trust's net assets as of December 31, 2002 and 2001, respectively. The following table represents the total value of investments for the Savings Plan Trust:

                                                                                  AS OF DECEMBER 31,
                                                                             2002                  2001
Investments at fair value
  Cash                                                                 $      46,899,619     $     89,783,856
  U.S. Government Securities                                                  50,232,862           38,561,815
  Corporate debt                                                               7,109,175            5,133,792
  Common stocks                                                            2,673,806,548        3,159,612,972
  Other equities                                                             166,832,677          123,312,530
Investments at contract value
  Deposits in group annuity contracts & synthetics                           872,124,535          634,444,020
                                                                       -----------------     ----------------

    Total Master Trust investments                                         3,817,005,416        4,050,848,985

Receivables                                                                    5,456,869            6,490,611
Liabilities                                                                   (2,143,681)          (5,889,435)
                                                                       -----------------     ----------------

    Net assets held in Master Trust, at fair value                     $   3,820,318,604     $  4,051,450,161
                                                                       =================     ================

         The net investment (loss)/income of the Savings Plan Trust was composed of the following:

                                                                                                 FOR THE
                                                                                                YEAR ENDED
                                                                                               DECEMBER 31,
                                                                                                   2002
Net (depreciation)/appreciation in fair value of investments
  Corporate debt                                                                             $      2,232,658
  Common stocks                                                                                  (422,549,595)
  Other equities                                                                                  (44,061,108)
                                                                                             ----------------

                                                                                                 (464,378,045)

Interest                                                                                           46,386,220
Dividends                                                                                          39,673,934
                                                                                             ----------------

  Net investment loss                                                                        $   (378,317,891)
                                                                                             ================

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

6.       GUARANTEED AND SYNTHETIC INVESTMENT CONTRACTS

         Investments in guaranteed and synthetic investment contracts in the Fixed Interest Fund of the Savings Plan Trust are recorded at their contract values. This represents cost plus accrued interest of guaranteed investment contracts and fair value of the collateral plus the benefit responsive wrap value for synthetics, as the contracts are fully benefit-responsive. Participants may ordinarily direct the withdraw or transfer of all or a portion of their investment at contract value. There are currently no reserves against contract values for credit risk of the contract issuers or otherwise.

         The average yield of the Fixed Interest Fund was approximately 5.71% and 6.67% for 2002 and 2001, respectively. The crediting interest rate was approximately 5.80% for 2002 and 6.75% for 2001. The crediting interest rate of the Fixed Interest Fund is the annual return of the fund before plan expenses, while the average yield includes administrative expenses. The crediting interest rate for the investment contracts is either agreed to in advance with the issuer or varies based on an agreed to formula, but cannot be less than zero. The fair value of guaranteed and synthetic investment contracts at December 31, 2002 and 2001 was $872,124,535 and $634,444,020, respectively in the aggregate.

7.       TAX STATUS

         The Internal Revenue Service has determined and informed the Company by a letter dated December 31, 2002, that the Plan and the Trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). Although the Plan has been amended since receiving the determination letter, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-52252) of Johnson & Johnson of our report dated June 19, 2003 relating to the financial statements of the Johnson & Johnson Savings Plan for Union Represented Employees, which appears in this Form 11-K.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 24, 2003

                       CERTIFICATION OF PLAN ADMINISTRATOR
                    PURSUANT TO SECTION 906 OF SARBANES-OXLEY

Reference is made to the following Savings Plans (the
"Plans"), which are administered by the Pension Committee of the Company:

(a)      Johnson & Johnson Savings Plan

(b)      Johnson & Johnson Retirement Savings Plan

(c)      Johnson & Johnson Savings Plan For Union Represented
         Employees

(d)      Alza Corporation Tax Deferral Investment Plan



The undersigned, Robert J. Darretta, the Chairman of the Pension Committee of Johnson & Johnson, a New Jersey corporation (the "Company"), pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, hereby certifies that to the best of his knowledge:

         (1) Each of the Annual Reports on Form 11-K for the Plans for the fiscal year ended December 29, 2002 (the "Reports") fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934; and

         (2) The information contained in each Report fairly presents, in all material respects, the financial condition and results of operations of the respective Plans.

                                                /s/ R. J. Darretta
                                             ------------------------------
                                                      R. J. Darretta
                                              Chairman, Pension Committee

Dated: June 26, 2003

This certification accompanies this Report on Form 11-K pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by such Act, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended. A signed original of this certification statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission upon request.